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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3 of Cumulus Media Inc. of our report dated April 2, 1999, except as to note 13, which is as of November 1, 1999, with respect to the consolidated balance sheet of Calendar Broadcasting, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1998, which report appears in the Current Report on Form 8-K of Cumulus Media Inc. dated November 3, 1999 and, as amended on November 16, 1999.

                                            /s/  KPMG LLP

Short Hills, New Jersey
January 10, 2000